EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SemGroup Corporation:

We hereby consent to the incorporation by reference in the Registration Statement of SemGroup Corporation (the Company) Form S-8 (File No. 333-170968, effective December 3, 2010) of our reports dated February 29, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of SemGroup Corporation and the financial statements of White Cliffs Pipeline, L.L.C., all of which appear in this Form 10-K for the year ended December 31, 2011.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, Texas

February 29, 2012